EXHIBIT 11

            BALDOR ELECTRIC COMPANY AND AFFILIATES
                COMPUTATION OF EARNINGS PER COMMON SHARE




                                                THREE MONTHS ENDED
                                          ---------------------------
                                           March 30,            April 1,
                                               1996                1995

(In thousands, except per share data)


Primary

     Weighted average shares outstanding     26,897              27,502

     Dilutive stock options based on the
       treasury stock method using the
       average market price                     973               1,187
                                          ---------           ---------
     Total                                   27,870              28,689
                                          =========           =========
Net Earnings                              $   8,327           $   7,671
                                          =========           =========

Per Share Earnings                        $    0.30           $    0.26
                                          =========           =========
Fully Diluted

     Weighted average shares outstanding     26,897              27,502

     Dilutive stock options based on the
       treasury stock method using the
       year-end market price, if higher
       than average market price                949               1,199
                                          ---------           ---------
          Total                              27,846              28,701
                                          =========           =========

Net Earnings                              $   8,327           $   7,671
                                          =========           =========

Per Share Earnings                        $    0.30           $    0.26
                                          =========           =========